Exhibit 99.1

[PACIFIC COAST OIL TRUST LETTERHEAD]

October 17, 2022

Carson Mitchell

Managing Member

Shipyard Capital Management LLC

1477 Ashford Avenue, #2006

San Juan, PR 00907
carson@shipyardcapital.com

Tim Eriksen

Managing Member

Cedar Creek Partners LLC

8695 Glendale Road

Custer, WA 98240
tim@eriksencapital.com

Gentlemen:

The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) of Pacific Coast Oil Trust (the “Trust”) has received your letter dated October 11, 2022 that, among other things, demands that the Trustee “announce action” against Pacific Coast Energy Company, LP (“PCEC”) or face possible removal as the trustee of the Trust at a meeting of Trust unitholders. As further explained below, however, the Trustee respectfully declines to pursue any claims against PCEC at this time.

In your letter, you identify several facts and claims that have been addressed over the course of the proceedings initiated by Evergreen Capital Management, LLC against PCEC, which you argue demonstrates that the Trustee would have a “winnable claim against PCEC.” In fact, the Trustee has carefully considered each of these items, as well as other facts introduced throughout the proceedings, together with the October 14, 2022 letter from PCEC’s counsel to you (on which the Trustee’s counsel was copied), in connection with its decision not to prosecute a claim against PCEC.

As an initial matter, as previously discussed in the Trust’s public filings with the Securities and Exchange Commission (“SEC”), the Trust is governed by the Amended and Restated Trust Agreement dated as of May 8, 2012 among the Trust, PCEC and Wilmington Trust, National Association, as Delaware Trustee (the “Trust Agreement”) and by the Conveyance of Net Profits Interests and Overriding Royalty Interest dated June 15, 2012 (the “Conveyance”). The Trust Agreement grants broad discretion and authority to the Trustee to manage the affairs of the Trust. Among other things, Section 3.01 grants the Trustee authority “to take such action as in its judgment is necessary, desirable or advisable to best achieve the purposes and powers of the Trust set forth in Section 2.02 hereof.” In turn, the powers granted in Section 2.02 include the authority to “acquire, hold, protect and conserve the Trust Estate for the benefit of the Trust Unit Holders,” to “receive and hold the Conveyed Interests and the other assets of the Trust Estate,” and to “enforce its rights under the Transaction Documents to which it is a party.” However, the Trustee’s Section 2.02 powers – including specifically the power to “enforce its rights under the Transaction Documents” – are explicitly premised, pursuant to Section 3.01, upon the exercise of the Trustee’s judgment.

Similarly, Section 3.05 grants the Trustee the authority “to prosecute or defend, and to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust or the Trust Estate…upon any evidence by it deemed sufficient.” Thus, the Trustee is granted the discretion to determine whether evidence is of a sufficient nature to merit the prosecution of a claim against PCEC or any other person or entity. As with its Section 2.02 authority to enforce its rights, the Trustee is permitted to exercise its judgment in deciding whether to assert a claim by arbitration or otherwise.

The Trust Agreement also authorizes the Trustee to “rely and reasonably act upon” information and opinions provided by others, and further, grants protection to the Trustee in so relying. Pursuant to Section 6.01(b) of the Trust Agreement, the Trustee may rely and reasonably act upon “any notice, certificate, opinion or advice of counsel or tax advisors, report of certified accountant, petroleum engineer, geologist, auditor or other expert, or other parties the Trustee believes to be an expert on matters for which advice is sought.”

Meanwhile, although the Trust Agreement grants broad authority to the Trustee, the powers granted therein are not without limit. Most importantly, the Trustee is prohibited from participating or being involved in any decisions relating to the operations or activities of PCEC’s underlying oil and gas assets, including specifically, decisions relating to the shutdown of production, as set forth in Section 5.1(d) of the Conveyance. Likewise, Section 3.03 of the Trust Agreement provides that “the Trustee…shall [not] have any responsibility or authority relating to the development or operations of the Underlying Properties…or any other business decision affecting the assets of the Trust.”

The Trustee’s decision about whether to assert a claim against PCEC, as announced in the Trust’s Current Report on Form 8-K dated March 24, 2021, came after months of careful, thorough and extensive examination and analysis of relevant issues, documents and information, and reflected the Trustee’s consideration of its powers and obligations under the Trust Agreement and the Conveyance as discussed above. The Trustee retained, and was assisted in this process by, an independent consulting firm, an accounting firm, and a law firm. At the end of this lengthy process, the Trustee reached a decision that was made on an informed basis, in good faith, and in an honest belief that it was in the best interests of the Trust and its unitholders. And, having reviewed and considered additional materials and information provided to the Trustee subsequent to March 2021, the Trustee continues to stand by that decision.

Your letter also claims that the Trustee has not “caused the Trust to obtain an audit, to obtain a reserve report, to file 10-Ks and 10-Qs, or to make quarterly revaluations of the ARO liability as required by GAAP.” The unexpected resignation of the Trust’s independent registered public accounting firm in October 2019 and the ensuing search for a replacement auditor that extended into early 2020, as previously disclosed in the Trust’s filings with the SEC, initially caused the Trust to be unable to file its quarterly report on Form 10-Q for the period ended September 30, 2019 and its annual report on Form 10-K for the year ended December 31, 2019. The audits of the Trust’s financial statements for the years ended December 31, 2019, 2020 and 2021 remain ongoing, but their completion has been delayed largely due to the consideration of the ARO liability that PCEC began deducting in February 2020 and related matters, which has further delayed the filing of the Trust’s periodic reports with the SEC since the second quarter of 2019. Once the audits are completed, the Trustee plans to proceed as promptly as practicable with finalizing and filing with the SEC the information required in the Trust’s delayed periodic reports, including copies of the reserve reports as required by the Form 10-K disclosure requirements. Finally, with respect to the quarterly re-evaluation of the ARO liability, the Trustee has previously requested PCEC to provide any updates to its evaluation since the third quarter of 2021, as any such re-evaluation is solely within the control of PCEC, not the Trust or the Trustee. As the Trust disclosed in its press release dated September 30, 2022, “PCEC has informed the Trustee that the audit of PCEC’s financial statements for the year ended December 31, 2021 has not yet been completed, and that when the audit is completed, PCEC expects to recognize further revisions to the ARO accrual for the Developed Properties, but at this time cannot estimate the amount or direction of any such revisions.”

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Please do not hesitate to contact the Trustee should you have any questions.

Sincerely,

/s/ Sarah Newell

Sarah Newell
Vice President
The Bank of New York Mellon Trust Company, N.A.,
as trustee of Pacific Coast Oil Trust

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